Exhibit 99.2

December 6, 2019

To:

Molecular Data Inc.

5/F, Building 12, 1001 North Qinzhou Road

Xuhui District, Shanghai 201109

People’s Republic of China

Dear Sirs or Madams:

We are qualified lawyers of the People’s Republic of China (the “PRC” or “China”) and are qualified to issue opinions on the PRC Laws (the “Opinion”). For the purpose of this Opinion, the PRC shall not include the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan.

We have acted as PRC counsel for Molecular Data Inc. (the “Company”) in connection with (i) the Registration Statement of the Company on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), relating to the offering (“Offering”) by the Company of certain American Depositary Shares (“ADSs”), each of which represents a certain number of Class A ordinary shares of the Company, par value US$0.00005 per share (the “Ordinary Shares”), and (ii) the Company’s proposed listing of its ADSs on the New York Stock Exchange or Nasdaq Global Market. We have been requested to give this Opinion on the matters set forth herein.

A.	Documents and Assumptions

In so acting, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of documents provided to us by the Company and such other documents, corporate records, certificates issued by Governmental Authorities and officers of the Company and other instruments as we have deemed necessary or advisable for the purposes of rendering this Opinion (the “Documents”).

In rendering this opinion, we have assumed without independent investigation that (“Assumptions”), (a) the genuineness of all the signatures, seals and chops, the authenticity of the Documents submitted to us as original and the conformity with authentic original documents submitted to us as copies and the authenticity of such originals; (b) the truthfulness, accuracy, fairness and completeness of the Documents, as well as the factual statements contained in the Documents, and the Documents and the factual statements contained therein is non-misleading; (c) that the Documents provided to us remain in full force and effect up to the date of this Opinion and that none of the Documents has been revoked, amended, varied or supplemented except as otherwise indicated in such documents; (d) that all documents requested by us have been provided to us and information provided to us by the Group Companies in response to our enquiries for the purpose of this Opinion is true, accurate, complete and not misleading, and that the Group Companies have not withheld anything that, if disclosed to us, would reasonably cause us to alter this Opinion in whole or in part; (e) all Governmental Authorizations and other official statement or documentation are obtained by lawful means in due course; (f) that each of the parties other than PRC Group Companies is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation (as the case may be); (g) that all parties other than the PRC Group Companies have the requisite power and authority to enter into, execute, deliver and perform all the Documents to which they are parties and have duly executed, delivered, performed, and will duly perform their obligations under all the Documents to which they are parties; and (h) all documents submitted to us are legal, valid, binding and enforceable under all such laws as govern or relate to them other than the PRC Laws.

For the purpose of rendering this Opinion, where important facts were not independently established to us, we have relied upon certificates issued by Governmental Authorities and representatives of the shareholders of the Company and the Group Companies with proper authority and upon representations, made in or pursuant to the Documents.

B.	Definitions

In addition to the terms defined in the context of this opinion, the following terms as used in this opinion are defined as follows:

“CSRC” means China Securities Regulatory Commission;

“CSRC Procedure” means relevant guidance with respect to the issues of listing and trading of domestic enterprises’ securities on overseas stock exchanges promulgated on September 21, 2006 by the CSRC on its official website, pursuant to the M&A Rules and other PRC Laws;

“Governmental Authorities” means any national, provincial or local court, governmental agency or body, stock exchange authorities or any other regulator in the PRC, and “Governmental Authority” means any of them;

“Governmental Authorizations” means licenses, consents, authorizations, sanctions, permissions, declarations, approvals, orders, registrations, clearances, annual inspections, waivers, qualifications, certificates and permits from, and the reports to and filings with, PRC Governmental Authorities pursuant to any applicable PRC Laws;

“Group Companies” means the Company and the PRC Group Companies;

“M&A Rules” means the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors promulgated by six PRC regulatory agencies, including the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration of Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission, and the State Administration of Foreign Exchange, which became effective on September 8, 2006 and was amended on June 22, 2009 by the Ministry of Commerce;

“Material Adverse Effect” means a material adverse effect on the general affairs, management, condition (financial or otherwise), business, properties, results of operations, shareholders’ equity or business prospects of the Company, or Group Companies, taken as a whole;

“PRC Affiliates” means Jiaxing MOLBASE Information Technology Co., Limited (“Jiaxing MOLBASE”), Shanghai MOLBASE Technology Co., Limited (“Shanghai MOLBASE”) and Shaanxi MOLBASE Biotechnology Co., Ltd. (“Shaanxi MOLBASE”);

“PRC Group Companies” means the PRC Affiliates and the PRC Subsidiaries collectively, and individually a “PRC Group Company”;

“PRC Laws” means all officially published and publically available laws, statutes, regulations, orders, decrees, guidelines, notices, circulars, and subordinate legislations of the PRC currently in effect as of the date of this Opinion;

“PRC Subsidiaries” means Shanghai MOHUA Information Technology Co., Ltd. (“Shanghai MOHUA”), Shanghai MOCHUANG Biotechnology Co., Ltd. (“Shanghai MOCHUANG”) and Shanghai MOKAI Biotechnology Co., Ltd. (“Shanghai MOKAI”);

“VIE Agreements” means the agreements described under the caption “Contractual Arrangements with VIEs” in the section “Corporate History and Structure” in the Registration Statement.

C.	Opinions

Based on the foregoing and subject to the Registration Statement, the Assumptions and the Qualifications (as defined below), we are of the opinion as of the date hereof that:

(i)	VIE Structure

Except as disclosed in the Registration Statement, (a) the ownership structure of Group Companies, both currently and immediately after giving effect to the Offering, does not and will not result in any violation of PRC laws or regulations currently in effect; (b) Each of Shanghai MOHUA, Shanghai MOLBASE and the shareholders of Shanghai MOLBASE, and Jiaxing MOLBASE and the shareholders of Jiaxing MOLBASE, has full power, authority and legal right (corporate or otherwise) to execute, deliver and perform their respective obligations in respect of each of the agreements as listed in the Schedule I to which it is a party, and has duly authorized, executed and delivered each of the VIE Agreements to which it is a party; and (c) the VIE Agreements constitute valid, legal and binding obligations enforceable against each of the parties thereto in accordance with the terms of each of the VIE Agreements, subject, as to enforceability, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(ii)	M&A Rules

The M&A Rules, among other things, purport to require an offshore special purpose vehicle controlled directly or indirectly by PRC companies or individuals and formed for purposes of overseas listing through acquisition of PRC domestic interests held by such PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. The CSRC has not issued any definitive rules or interpretations concerning whether offerings such as the Offering are subject to the CSRC approval procedures under the M&A Rules.

Based upon our understanding of the PRC Laws, approval from the CSRC is not required under the M&A Rules for this Offering, because, among other things, (a) Shanghai MOHUA was incorporated as a wholly foreign-owned enterprise by means of direct investment rather than by merger or acquisition of equity interest or assets of a PRC domestic company owned by PRC companies or individuals as defined under the M&A Rules that are the beneficial owners of the Company; and (b) no provision in the M&A Rules clearly classifies contractual arrangements as a type of transaction subject to the M&A Rules.

However, uncertainties still exist as to how the M&A Rules will be interpreted and implemented and our opinions summarized above are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules by the Governmental Authorities.

(iii)	Taxation

The statements made in the Registration Statement under the caption “Taxation—PRC Taxation” with respect to the PRC tax laws and regulations or interpretations, constitute true and accurate descriptions of the matters described therein in all material aspects and such statements represent our opinion.

D.	Qualifications

Our opinion expressed above is subject to the following qualifications (the “Qualifications”):

(i)

Our opinion is limited to the PRC Laws of general application on the date hereof. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than the PRC.

(ii)

The PRC Laws referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect.

(iii)

Our opinion is subject to the effects of (a) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (b) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (c) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, calculation of damages, entitlement to attorney’s fees and other costs, or waiver of immunity from jurisdiction of any court or from legal process; (d) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights generally; and (e) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

(iv)

This opinion is issued based on our understanding of the current PRC Laws. For matters not explicitly provided under the current PRC Laws, the interpretation, implementation and application of the specific requirements under the PRC Laws are subject to the final discretion of competent PRC legislative, administrative and judicial authorities, and there can be no assurance that the Government Agencies will ultimately take a view that is not contrary to our opinion stated above.

(v)

We may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the PRC Companies and PRC government officials.

(vi)

This opinion is intended to be used in the context which is specifically referred to herein and each section should be considered as a whole and no part should be extracted and referred to independently.

(vii)

As used in this opinion, the expression “to our best knowledge” or similar language with reference to matters of fact refers to the current actual knowledge of the attorneys of this firm who have worked on matters for the Company in connection with the Offering and the transactions contemplated thereunder. We have not undertaken any independent investigation to determine the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the rendering of this opinion.

This Opinion is intended to be used in the context which is specifically referred to herein, and each paragraph should be looked at as a whole and no part should be extracted and referred to independently.

This Opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters. We assume no obligation to update or supplement this Opinion to reflect any facts or circumstances that arise after the date of this Opinion and come to our attention, or any future changes in laws.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in the Registration Statement.

Yours Sincerely,

/s/ Global Law Office

Global Law Office

Schedule I

List of VIE Agreements

Exclusive Technical Support and Service Agreement between Shanghai MOHUA and Shanghai MOLBASE, dated December 21, 2018;

Equity Pledge Agreement among Shanghai MOHUA, Dongliang Chang, Zhengyu Wu, and Shanghai MOLBASE, dated December 21, 2018;

Shareholders’ Voting Rights Proxy Agreement among Shanghai MOHUA, Dongliang Chang, Zhengyu Wu, and Shanghai MOLBASE, dated December 21, 2018;

Exclusive Option Agreement among Shanghai MOHUA, Dongliang Chang, Zhengyu Wu, and Shanghai MOLBASE, dated December 21, 2018;

Exclusive Technical Support and Service Agreement between Shanghai MOHUA and Jiaxing MOLBASE, dated December 21, 2018;

Equity Pledge Agreement among Shanghai MOHUA, Dongliang Chang, Zhengyu Wu, Zhejiang Xingke Technology Development Investment Co., Ltd. and Jiaxing MOLBASE, dated December 21, 2018;

Shareholders’ Voting Rights Proxy Agreement among Shanghai MOHUA, Dongliang Chang, Zhengyu Wu, Zhejiang Xingke Technology Development Investment Co., Ltd. and Jiaxing MOLBASE, dated December 21, 2018;

Exclusive Option Agreement among Shanghai MOHUA, Dongliang Chang, Zhengyu Wu, Zhejiang Xingke Technology Development Investment Co., Ltd. and Jiaxing MOLBASE, dated December 21, 2018.